EXHIBIT 99.10

                                                               December 29, 1995



Keystone World Bond Fund
200 Berkeley Street
Boston, Massachusetts  02116-5034

Gentlemen:

         I am a Senior Vice President of and General Counsel to Keystone Investment Management Company (formerly named Keystone Custodian Funds, Inc.), investment adviser to Keystone World Bond Fund (formerly named Keystone America World Bond Fund (the "Fund"). You have asked for my opinion with respect to the proposed issuance of 613,632 additional shares of the Fund.

         To my knowledge, a Prospectus is on file with the Securities and Exchange Commission (the "Commission") as part of Post-Effective Amendment No. 17 to the Fund's Registration Statement, which covers the public offering and sale of the Fund shares currently registered with the Commission.

         In my opinion, such additional shares, if issued and sold in accordance with the Fund's Amended and Restated Declaration of Trust, as further amended ("Declaration of Trust") and offering Prospectus, will be legally issued, fully paid, and nonassessable by the Fund, entitling the holders thereof to the rights set forth in the Declaration of Trust and subject to the limitations set forth therein.

         My opinion is based upon my examination of the Fund's Declaration of Trust and By-Laws; a review of the minutes of the Fund's Board of Trustees authorizing the issuance of such additional shares; and the Fund's Prospectus. In my examination of such documents, I have assumed the genuineness of all signatures and the conformity of copies to originals.

         I hereby consent to the use of this opinion in connection with Post-Effective Amendment No. 19 to the Fund's Registration Statement, which covers the registration of such additional shares.


                                          Very truly yours,

                                          /s/Rosemary D. Van Antwerp

                                          Rosemary D. Van Antwerp
                                          Senior Vice President and
                                          General Counsel